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                                                                    EXHIBIT 3(i)

                                SUNAMERICA INC.

                             ARTICLES OF AMENDMENT

         SunAmerica Inc., a Maryland corporation, having its principal office in the State of Maryland in Baltimore City, Maryland (which is hereinafter called the "Corporation" hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended by striking out the first paragraph of Article Fifth of the Charter and inserting in lieu thereof the following:

                          ARTICLE FIFTH: The total number of shares of stock of
                 all classes which the Corporation has authority to issue is 235,000,000 shares, which consists of 175,000,000 shares of Common Stock of the par value of One Dollar ($1) each for an aggregate par value of One Hundred Seventy-Five Million Dollars ($175,000,000), 25,000,000 shares of Nontransferable Class B Stock of the par value of One Dollar ($1) each for an aggregate par value of Twenty-Five Million Dollars ($25,000,000), 15,000,000 shares of Transferable Class B Stock of the par value of One Dollar ($1) each for an aggregate par value of Fifteen Million Dollars ($15,000,000), and 20,000,000 shares of Preferred Stock without par value.

         SECOND: (a) As of immediately before this amendment, the total number of shares of stock of all classes which the Corporation has authority to issue is 100,000,000 shares, of which 50,000,000 shares are Common Stock (par value $1.00 per share), 15,000,000 shares are Nontransferable Class B Stock (par value $1.00 per share) and 20,000,000 shares are Preferred Stock (without par value).

                 (b) As amended, the total number of shares of stock of all classes which the Corporation has authority to issue is 235,000,000 shares, of which 175,000,000 shares are Common Stock (par value $1.00 per share), 25,000,000 shares are Nontransferable Class B Stock (par value $1.00 per share), 15,000,000 shares are Nontransferable Class B Stock (par value $1.00 per share) and 20,000,000 shares are Preferred Stock (without par value).

                 (c) The aggregate par value of all shares having a par value is $80,000,000 before the amendment ant $215,000,000 as amended.

                 (d) The shares of stock of the Corporation are divided into classes, but the descriptions of each class of stock of the Corporation are not changed by the amendment.

         THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.


         IN WITNESS WHEREOF, SunAmerica Inc. has caused these presents to be signed in its name and on its behalf by its Chairman, President and CEO and witnessed by its Secretary on October 30, 1995.


WITNESS:                                   SunAmerica Inc.

/s/ SUSAN L. HARRIS                        By:   /s/ ELI BROAD
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  Secretary                                   Chairman, President & CEO
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         THE UNDERSIGNED. Chairman, President and CEO of SunAmerica Inc., who
executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a party, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                           /s/ ELI BROAD
                                           --------------------------
                                           Eli Broad
                                           Chairman, President & CEO